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                                                            EXHIBIT EX-99.d.5.ii

        THE UBS FUNDS, ON BEHALF OF ITS SERIES, UBS U.S. LARGE CAP EQUITY
                                      FUND
                          INVESTMENT ADVISORY AGREEMENT
                              AMENDMENT NUMBER TWO

         THIS AMENDMENT is made this 1st day of July, 2004, by and between The UBS Funds, a Delaware statutory trust (the "Fund"), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the "Advisor").

         WHEREAS, the Fund and the Advisor have previously entered into an Investment Advisory Agreement, dated July 1, 2002 as amended through the date hereof (the "Advisory Agreement"), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS U.S. Large Cap Equity Fund series; and

         WHEREAS, the Advisor and the Fund have decided to amend the Advisory Agreement to reduce compensation of the Advisor as provided in Section 3 of such Advisory Agreement;

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

         1. Section 3 of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

               3. COMPENSATION TO THE ADVISOR. For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee equal to a percentage of the Series' average daily net assets for the month in accordance with the following fee schedule:

               ASSETS UNDER MANAGEMENT                     FEE
               -----------------------                     ---
               $0 - $500 million                            0.70%
               On the next $ 500 million - $1billion        0.65%
               On the next $1 billion - $1.5 billion        0.60%
               On the next $ 1.5 billion - $ 2 billion     0.575%
               Above $ 2 billion                            0.55%

               In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

         2.    The effective date of this Amendment shall be July 1, 2004.

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         3.    The parties hereby further agree that no other provisions of the
Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 1st day of July, 2004.


THE UBS FUNDS                            UBS GLOBAL ASSET MANAGEMENT
                                         (AMERICAS) INC.

By:  /s/ W. Douglas Beck                 By:  /s/ Robert P. Wolfangel, Jr.
     ------------------------------           --------------------------------
     Name:  W. Douglas Beck                   Name:  Robert P. Wolfangel, Jr.
     Title: Vice President                    Title: Managing Director and
                                                     Chief Financial Officer

THE UBS FUNDS                            UBS GLOBAL ASSET MANAGEMENT
                                         (AMERICAS) INC.


By: /s/ Paul H. Schubert                 By:  /s/ Mark Kemper
     ------------------------------           --------------------------------
    Name:  Paul H. Schubert                   Name:  Mark Kemper
    Title: Treasurer and Principal            Title: Executive Director
           Accounting Officer